                                                                    Exhibit 23.1




                          CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Jacor Communications, Inc. on Form S-8 (File No. 33-65126, File No. 33-10329 and File No. 33-56385) and on Forms S-3 (File No. 33-53612 and File No. 333-06639)
of our report dated November 8, 1996, on our audits of the consolidated financial statements of Regent Communications, Inc. as of December 31, 1995 and September 30, 1996 and for the years ended December 31, 1994 and 1995 and for the nine month period ended September 30, 1996, which report is included in this Current Report on Form 8-K.



COOPERS & LYBRAND L.L.P.
Cincinnati, Ohio
December 19, 1996